CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 and related Prospectus of Sound Revolution, Inc. of our report dated May 27, 2005, relating to the consolidated balance sheet of Sound Revolution, Inc. as of February 28, 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows of Sound Revolution, Inc. for the years ended February 28, 2005, and February 29, 2004, and for the period from June 4, 2001 (date of inception) to February 28, 2005, which report is included in the Annual Report on Form 10-KSB for the year ended February 28, 2005, filed with the Securities and Exchange Commission.

Our report dated May 27, 2005, contains an explanatory paragraph that states that Sound Revolution, Inc. has not been able to generate significant revenues or positive cash flows from operations to date and has an accumulated deficit of $56,928 at February 28, 2005, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

June 15, 2005
Seattle, Washington